Exhibit 3.2

EARTHLINK HOLDINGS, LLC

A Delaware Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

EARTHLINK HOLDINGS, LLC

A Delaware Limited Liability Company

THIS OPERATING AGREEMENT, is made and entered into as of the 27th day of February, 2017 by Windstream Services, LLC, a Delaware limited liability corporation (the “Member”).

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the Delaware Limited Liability Company Act.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Certificate” shall mean the Articles of Organization, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Certificate.

“Distributions” shall mean distributions of cash or other property made by the Company to the Member from any source.

“Interest” shall mean all of the rights created under this Agreement or under the Act of the Member with respect to the Company and the Company’s assets and property.

“Manager” or “Managers” shall mean any person or entity that becomes a manager in accordance with the terms of this Agreement.

“Member” shall refer to Windstream Services, LLC and its successors and assigns.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1                     Company Formation.  The Company shall be formed as a limited liability company under and pursuant to the Act.  The Managers shall file the Certificate and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of Delaware.  The Managers may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2                     Name of Company.  The name of the Company shall be EarthLink Holdings, LLC.

SECTION 2.3                     Purposes.  The Company may have any lawful purpose as determined by the Member.

SECTION 2.4                     Registered Office and Agent; Principal Office.  The registered agent and office of the Company in the State of Delaware shall be specified in the Certificate.  The principal office of the Company shall be at 4001 Rodney Parham Road, Little Rock, Arkansas  72212, or such other place as the Managers shall designate.

SECTION 2.5                     Commencement and Term.  The Company shall commence upon the filing of the Certificate in the office of the Secretary of State of the State of Delaware, as required by Section 2.1 hereof, and shall continue until in perpetuity, unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, INTERESTS, LIMITED LIABILITY OF MEMBER,

RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1                     Limited Liability of Members.  The Member shall have no personal liability for any debts or losses of the Company beyond its Interest, except as provided by law.  Other than as provided in this Agreement and as may be required under the Act, the Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

SECTION 3.2                     Additional Contributions; Interest.  The Member shall not be entitled to receive any interest on its contributions to the capital of the Company.  The Member may make additional capital contributions to the Company as it may determine.

SECTION 3.3                     Additional Members.  Subject to compliance with Article VIII herein, the Manager may admit additional Members from time to time upon terms and conditions determined by the Member.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1                     Management; Identification of Company in Contracts.  The management of the Company shall be vested in the Managers.  In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2                     Number, Tenure and Qualifications of Managers.  The Manager(s) of the Company shall be appointed from time to time by the Member.  Managers are not required to be residents of Delaware or Members of the Company.  The initial Managers of the Company shall be Tony Thomas and John P. Fletcher, to serve until their successors are duly appointed.

SECTION 4.3                     Exclusive Control of Managers.  Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company.

SECTION 4.4                     Duties of Managers.  The Managers will diligently and faithfully devote such time to the management, supervision, and administration of the business and operations of the Company as may be required to carry out the purposes of the Company in accordance with the applicable law.  As described in Section 4.5 below, the Manager may appoint officers to assist it in its management of the Company.

SECTION 4.5                     Officers.  The Company may also have the following officers, who shall be appointed by the Manager, and who shall report to and be responsible to the Manager:

(a)                                 President.  The President shall be the chief executive officer of the Company and, as such, shall, subject to the control of the Managers and Member, supervise the management of the Company.  Except as otherwise provided in this Agreement, the President may sign any deeds, mortgages, bonds, contracts, or other instruments which the Manager has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Managers or the Member to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Managers from time to time.  Any action required of or contemplated to be taken by the Managers under this Agreement may be taken by the President unless (i) this Agreement specifically requires the vote or approval of the Member or the Managers; (ii) the Member or the Managers, by resolution or otherwise, has restricted the President’s authority to act for the Company in such matter; or (iii) the action is outside the ordinary course of the business of the Company or outside the purposes of the Company as set forth in Section 2.3.

(b)                                 Vice Presidents.  In the absence of the President or in the event of his or her death, inability or refusal to act, the Vice Presidents, unless otherwise determined by the

Managers, shall perform the duties of President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  Each Vice President shall perform such other duties as may from time to time be assigned to him or her by the President, the Managers or the Member.

(c)                                  Secretary.  The Secretary shall: (a) Keep records of the actions of the Member, (b) see that all notices are duly given in accordance with this Agreement or as required by law; (c) be custodian of the Company records; (d) in general perform all of the duties incident to the office of secretary; and perform such other duties as may from time to time be assigned to him or her by the President, the Managers or the Member.  The Company may have any number of Assistant Secretaries who shall perform the functions of the Secretary in the Secretary’s absence or inability or refusal to act.

(d)                                 Treasurer and Chief Financial Officer.  The Treasurer and Chief Financial Officer shall:  (a) Have custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for money due and payable to the Company, and deposit such moneys in the name of the Company in such depositories as shall be selected in accordance with this Agreement; (c) in general perform all of the duties incident to the office of treasurer and chief financial officer; and perform such other duties as may from time to time be assigned to him or her by the President, the Managers or the Member.  The Company may have any number of Assistant Treasurers who shall perform the functions of the Treasurer in the Treasurer’s absence or inability or refusal to act.

SECTION 4.6                     Limitations on Powers of Manager and Officers.  Notwithstanding the authority granted to the Managers and the officers in this Article IV, without the prior written approval of the Member, neither the Managers nor any officer shall have any authority to:

(a)                                 Do any act in contravention of the Certificate, this Agreement or the Act;

(b)                                 Do any act which would make it impossible to carry on the ordinary business of the Company;

(c)                                  Possess Company property, or assign, transfer or pledge the rights of the Company in specific Company property for other than a Company purpose or the benefit of the Company, or commingle the funds of the Company with the funds of any other person;

(d)                                 Admit a person as a Member of the Company;

(e)                                  Cause or permit the Company to redeem or repurchase Company Interests;

(f)                                   Sell all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(g)                                  Cause or permit the Company to merge or consolidate with any other entity; or

(h)                                 Terminate or dissolve the Company, except as provided in Section 7.2(b).

SECTION 4.7                     Other Business of Member and Managers.  Any Member or Manager may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures.  Neither the Company nor the Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement.  Nothing herein shall be deemed to negate or modify any separate agreement among the Managers, the Member and the Company, or any of them, with respect to restrictions on competition.

SECTION 4.8                     Informal Action by Managers.  Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, if all of the Managers consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Managers.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1                     Distributions of Cash Flow.  The Company may make Distributions to the Member from time to time as determined by the Managers.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1                     Dissolution of the Company.  The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a)                                 upon the written direction of the Member; or

(b)                                 the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 6.2                     Winding Up and Liquidation.

(a)                                 Upon the dissolution of the Company, its affairs shall be wound up as soon as practicable thereafter by the Member.  Except as otherwise provided in Section 6.2(c), in winding up the Company and liquidating the assets thereof, the Managers, or other person so designated for such purpose, may arrange for the collection and disbursement to the Member of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including persons related to the Member, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b)                                 Upon the dissolution of the Company the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i)                          To the payment of or provision for all debts, liabilities, and obligations of the Company to any person, and the expenses of liquidation; and

(ii)                          to the Member in accordance with its Interest.

(c)                                  Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VII

WITHDRAWAL OF MEMBER AND TRANSFER OF INTERESTS

SECTION 7.1                     Transfer.  The Member may transfer or assign its Interest at any time upon such terms and conditions as it may determine.

SECTION 7.2                     Effect of Withdrawal.  The Company shall not be dissolved by the dissolution or other event of withdrawal of a Member if any Member remains to carry on the business of the Company.

ARTICLE VIII

BOOKS; DEPOSITORY ACCOUNTS; ACCOUNTING REPORTS; ELECTIONS

SECTION 8.1                     Books of Account.  At all times during the continuance of the Company, the Managers shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

SECTION 8.2                     Depository Accounts and Investment of Funds.  The Managers may open and maintain on behalf of the Company one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited.  All withdrawals shall be made, subject to the other terms and restrictions of this Agreement, upon the signature of such person or persons as the President may from time to time designate in writing.

SECTION 8.3                     Reports.

(a)                                 The Company shall provide to the Member, at Company expense, at the end of each year of the Company, annual financial statements showing the financial condition of the Company at the end of such year and the results of its operations for the year then ended, which annual financial statements shall be prepared utilizing the same accounting principles and methods as determined by the Managers.

(b)                                 In addition to the financial statements provided for in Section 8.3(a), the Manager shall prepare, or cause to be prepared at Company expense, income tax returns for the Company (to the extent required, it being the expectation of the Member that the Company shall be disregarded for federal income tax purposes in accordance with Code section 7701 and Treasury Regulations thereunder) and shall timely file them with the appropriate authorities.

SECTION 8.4                     Tax Accounting Methods; Periods; Elections.  The Company shall keep its financial accounting records utilizing the accounting methods and procedures determined by the Managers.  The determination of whether to utilize the cash or accrual method of accounting, whether to utilize accelerated cost recovery or another method of depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Managers.  The Company’s annual financial accounting and tax accounting period shall be the calendar year, unless another accounting period is required by the Code.  The Managers may cause the Company to make or refrain from making any election allowable to the Company under the Code.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

SECTION 9.1                     Indemnification.  The Company, to the fullest extent permitted or required by the Act or other applicable law, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person who is or was a Member, Manager or officer of the Company and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a Member, Manager or officer of the Company, or, while a Member, Manager or officer of the Company, is or was serving at the request of the Company as a member, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”) against all liability and loss suffered and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that the foregoing shall not apply (i) to a Member, Manager or officer of the Company with respect to a Proceeding that was commenced by such Member, Manager or officer unless the proceeding was commenced after either (x) the Indemnitee has obtained the approval thereof by the Member, or (y) a Change in

Control (as hereinafter defined has occurred), or (ii) under circumstances in which such indemnification is prohibited by the Act or other applicable law. Any Member, Manager or officer of the Company entitled to indemnification as provided in this Section is hereinafter called an “Indemnitee”. Any right of an Indemnitee to indemnification under this Article IX shall be a contract right.

SECTION 9.2                     Prepayment of Expenses.  The Company, to the fullest extent permitted or required by the Act or other applicable law, shall pay the expenses incurred by an Indemnitee in connection with a Proceeding, consistent with the provisions of the Act or other applicable law, as the same exists or may hereafter be amended, and the other provisions of this Article IX, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that Indemnitee is not entitled to be indemnified under this Article IX or otherwise.

SECTION 9.3                     Insurance, Contracts and Funding.  The Company may purchase and maintain insurance to protect itself and any Member, Manager, officer, employee or agent of the Company or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in Section 9.1 or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in such Section, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act. The Company may enter into contracts with any Member, Manager, officer, employee or agent of the Company or of any Covered Entity providing indemnification and advancement of expenses and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article IX, by statute, by agreement or otherwise.

SECTION 9.4                     Indemnification Not Exclusive Right; Beneficiaries of Rights.  The rights conferred on any Indemnitee by this Article IX shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled or provided under any statute, provision of the Certificate of Formation or this Agreement, agreement, vote of the Member or otherwise, and the provisions of this Article IX shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article IX and shall be applicable to Proceedings commenced or continuing after the adoption of this Article IX, whether arising from acts or omissions occurring before or after such adoption.

SECTION 9.5                     Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.  In furtherance, but not in limitation, of the foregoing provisions of this Article IX, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article IX:

(a)  Advancement of Expenses.  All reasonable expenses (including attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article IX.  Notwithstanding the foregoing, unless a Change in Control has occurred, the Company may refrain from, or suspend, payment of expenses in advance if at any time before the making of the determination described in subparagraph (b)(ii) of this Section 9.5, the Member or Independent Counsel (as hereinafter defined), find by a preponderance of the evidence then available that the Indemnitee has not met the required standards of conduct as specified in the Act or other applicable law.

(b)  Procedure for Determination of Entitlement to Indemnification.

(i)  To obtain indemnification under this Article IX, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee describing such indemnification claim or loss as resulted from final disposition of the Proceeding and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Member in writing that the Indemnitee has requested indemnification.

(ii)  The Indemnitee’s entitlement to indemnification under this Article IX shall be determined in one of the following ways: (A) by approval of the Member; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change in Control shall have occurred and the Indemnitee so requests, or (y) the Member so directs; or (C) as provided in Section 9.5(c).

(iii)  In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9.5(b)(ii), the Member shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Member does not reasonably object.

(c)  Presumptions and Effect of Certain Proceedings.  Except as otherwise expressly provided in this Article IX, the Indemnitee shall be presumed to be entitled to indemnification under this Article IX upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 9.5(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 9.5(b) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 45 days after receipt by the Company of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless such indemnification is prohibited by law. The termination of any Proceeding described in Section 1 of this Article IX, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not meet the required standards of conduct as specified in the Act.

(d)  Remedies of Indemnitee.

(i)  In the event that a determination is made pursuant to Section 9.5(b) that the Indemnitee is not entitled to indemnification under this Article IX, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) the Chancery Court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration, the Company shall have the burden of proving by a preponderance of evidence that the Indemnitee is not entitled to indemnification under this Article IX.

(ii)  If a determination shall have been made or deemed to have been made, pursuant to Section 9.5(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five business days after such determination has been made or deemed to have been made.  The Company shall be conclusively bound by such determination or deemed determination unless (A) the Indemnitee misrepresented or failed to disclose in the request for indemnification or in the Supporting Documentation a material fact that if not misrepresented or failed to be disclosed would have established that the Indemnitee has not met the required standards of conduct as specified by the Act or other applicable law or (B) such indemnification is prohibited by law. In the event that (X) advancement of expenses is not timely made pursuant to Section 9.5(a) or (Y) payment of indemnification is not made within five business days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 9.5(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification.

(iii)  The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 9.5(d) that the procedures and presumptions of this Article IX are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article IX.

(iv)  In the event that the Indemnitee, pursuant to this Section 9.5(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article IX, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(e) Definitions.

(i)  “Change in Control” means the occurrence of any of the following:  (i)(a) the Company consolidates with, or merges with or into, another Person, (b) there is a merger, reorganization, consolidation, share exchange or other transaction involving the Common Interests of the Company, (c) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company to any Person, (d) any Person consolidates with, or merges with or into, the Company, or (e) any similar event where with respect to each of the events described in (a) through (e) the outstanding Common Interests of the Company is converted into or exchanged for cash, securities or other property, except that none of the foregoing events will constitute a Change in Control where the outstanding Common Interests of the Company are converted into or exchanged for voting capital interests of the surviving or transferee Person and the beneficial owners of the Common Interests of the Company immediately before such event own, directly or indirectly, voting capital interests representing more than 50 percent of the aggregate voting power of the voting capital interests of the surviving or transferee Person immediately after such event; (ii) any transaction that results in any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owning Common Interests of the Company representing, directly or indirectly, more than 50 percent of the aggregate Common Interests of the Company; (iii) the approval by the holders of the Common Interests of the Company of any plan or proposal for liquidation or dissolution of the Company; or (iv) the consummation of any other transaction that the Member, in its sole and absolute discretion, determines constitutes a Change in Control.

(ii)  “Independent Counsel” with respect to a claim for indemnification as to any particular Proceeding, means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (x) the Company (other than in a similar role with respect to others determinations of eligibility for indemnification) or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article IX.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Article IX.

(iii)  “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1              Waiver of Provisions.  The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

SECTION 10.2.           Amendment, Interpretation and Construction. Any modification or amendment to this Agreement must be in writing signed by the Member.  Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural.  The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof.  Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 10.3              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 10.4              Partial Invalidity.  In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 10.5              Binding on Successors.  The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Member and its successors and assigns.

SECTION 10.6              Statutory Provisions.  Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 10.7              Severability.  If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 10.8              Creditors.  None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

SECTION 10.9              Determination of Matters Not Provided For In This Agreement.  The Managers shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as   of the day first above written.

WINDSTREAM SERVICES, LLC

By:	/s/ Tony Thomas
Name:	Tony Thomas
Title:	President & Chief Executive Officer